Exhibit 99.1

a.k.a. Brands Holding Corp. Announces Pricing of Initial Public Offering

SAN FRANCISCO – September 21, 2021 – a.k.a. Brands Holding Corp. (“a.k.a. Brands” or the “Company”) today announced the pricing of its initial public offering of its common stock. The Company is offering 10,000,000 shares of its common stock at a price to the public of $11.00 per share for gross proceeds of $110,000,000. a.k.a. Brands shares are expected to begin trading on the New York Stock Exchange (“NYSE”) on September 22, 2021, under the symbol “AKA.” The initial public offering is expected to close on September 24, 2021, subject to the satisfaction of customary closing conditions.

In addition, the underwriters will have a 30-day option to purchase an additional 1,500,000 shares of common stock from the Company at the initial public offering price, less underwriting discounts and commissions.

a.k.a. Brands will receive net proceeds of approximately $96.4 million after deducting underwriting discounts and commissions and estimated expenses and intends to use the net proceeds received from this offering, together with borrowings under the Company’s new senior secured credit facility, to (i) repay in full all outstanding amounts under the Company’s existing senior secured credit facility and the Company’s existing subordinated notes and (ii) repurchase minority interests in Petal & Pup. The Company intends to use any remaining net proceeds for working capital and general corporate purposes, including possible future acquisitions.

BofA Securities, Credit Suisse and Jefferies are acting as joint lead book-running managers for the offering. Wells Fargo Securities, KeyBanc Capital Markets, Cowen, Piper Sandler and Truist Securities are also acting as book-running managers for the offering. Telsey Advisory Group and Loop Capital Markets are acting as co-managers for the offering.

The offering will be made only by means of a prospectus. Copies of the final prospectus relating to this offering, when available, may be obtained from:

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BofA Securities at BofA Securities, Attention: Prospectus Department, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte NC 28255-0001, by telephone at (800)-294-1322 or by email at dg.prospectus_requests@bofa.com

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Credit Suisse at Credit Suisse Securities (USA) LLC, Attention: Prospectus Department,6933 Louis Stephens Drive, Morrisville, North Carolina 27560, by telephone at (800)-221-1037 or by email at usa.prospectus@credit-suisse.com

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Jefferies at Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by telephone at (877)-821-7388 or by email at prospectus_department@jefferies.com.

A registration statement on Form S-1 relating to these securities has been filed with the U.S. Securities and Exchange Commission and became effective on September 21, 2021. Copies of the registration statement can be accessed through the Securities and Exchange Commission’s website at www.sec.gov. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offers, solicitations or offers to buy, or any sales of securities will be made in accordance with the registration requirements of the Securities Act of 1933, as amended.

About a.k.a. Brands

Established in 2018, a.k.a. Brands is a global platform of diversified, direct-to-consumer, digitally native fashion brands. Built for the next generation of consumers, each brand in the a.k.a. portfolio targets a distinct audience, introduces inspiring content, curates high-quality merchandise and creates authentic relationships with their customers. a.k.a. Brands leverages a flexible, asset-light operating model to help each brand accelerate its growth, scale in new markets and enhance their profitability. Current brands in the a.k.a. Brands portfolio include Princess Polly, Culture Kings, Petal & Pup and Rebdolls.

Contact:

Emily Goldberg Schwartz

media@aka-brands.com